BILL OF SALE

DEEP COVER

Twin Creeks Farm, the "SELLER", hereby agrees to sell to MyRacehorse CA LLC, the "BUYER", and BUYER hereby agrees to purchase from SELLER, its Twenty percent (20%) percent interest in the 2018 Dk. B Gelding named Deep Cover (by Mission Impazible out of Kettle's Sister) for the sum of Two-thousand dollars ($2,000 US).

1. **SALE**: The SELLER hereby agrees to sell the GELDING and the BUYERS hereby agree to purchase the GELDING on the following terms and conditions.

2. **WARRANTY**: The SELLER warrant that they are the owners of the GELDING and that they have the necessary right and title to sell and convey the GELDING and that said GELDING is free and clear of any liens and encumbrances. BUYERS purchase GELDING on an "as is, where is, with all faults" basis and understands no guarantees exist for suitability for any purpose.

3. **VETERINARY AND PHYSICAL INSPECTION**: Both BUYER and SELLER agree that the GELDING has been inspected to Buyer's satisfaction.

4. **COMMISSION**: N/A

5. **RISK OF LOSS/OWNERSHIP**: shall pass to BUYER upon payment in full to SELLER. MyRacehorse assumes all expenses as of March 28, 2021.

6. **PAYMENT**: is to be made within one (1) business day of full-execution of this contract.

IN WITNESS WHEREOF, the SELLER and BUYER have executed this Bill Of Sale on the date set forth opposite the name of each.

[signature] SELLER Date: 4/1/21

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DocuSigned by:
Michael Behrens BUYER Date: 4/2/2021
18111BF5DDE54AE...
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